Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
LOUD Technologies Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-98720 and 333-107060) on Form S-8 of LOUD Technologies Inc., of our report dated March 28, 2008, with respect to the consolidated balance sheets of LOUD Technologies Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of LOUD Technologies Inc.
Our report refers to LOUD Technologies Inc.’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006, which is discussed in Note 2 to the consolidated financial statements.
/s/ KPMG LLP
Seattle, Washington
March 28, 2008